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                                                               EXHIBIT (2)(k)(2)

                                ESCROW AGREEMENT

         THIS AGREEMENT is made as of May 26, 2004, by and among J.P. MORGAN MULTI-STRATEGY FUND, L.L.C., a Delaware limited liability company (the "Fund"), J.P. MORGAN ALTERNATIVE ASSET MANAGEMENT, INC., a Delaware corporation (the "Manager"), and PFPC INC., a Massachusetts corporation ("Escrow Agent").

                                   WITNESSETH

         WHEREAS, the Fund has retained PFPC Inc. to provide certain administration, accounting and investor services pursuant to an Administration Agreement (the "Administration Agreement") dated as of May 26, 2004 (in such capacity, the "Administrator"); and

         WHEREAS, the Fund desires that PFPC Inc. also provide services as escrow agent for the purpose of receiving payments from potential subscribing members in the Fund (the "Potential Investors") and PFPC Inc. wishes to provide such services.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1. ACCEPTANCE BY ESCROW AGENT. The Escrow Agent hereby accepts the appointment as escrow agent hereunder and agrees to act on the terms and conditions hereinafter set forth.

2. RIGHTS AND RESPONSIBILITIES OF ESCROW AGENT. The acceptance by the Escrow Agent of its duties hereunder is subject to the following terms and conditions, which the parties to this Agreement hereby agree shall govern and control the Escrow Agent's rights, duties, liabilities and immunities.

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         (a)      The Escrow Agent shall act hereunder as a depositary only, and in its capacity as such, it shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any document furnished to the Escrow Agent or any asset deposited with it.

         (b) "Written Instructions" means written instructions received by the Escrow Agent and sent by the Manager or any other person duly authorized by the Manager, or by the Fund, to give such instructions on behalf of the Fund. The instructions shall be delivered by any method described in Section 15 below; except that any instruction terminating this Agreement may be given only by hand or mail. The Fund and/or the Manager shall provide to the Escrow Agent a certified copy of each resolution authorizing any person or persons to give Written Instructions. Such resolution shall include or shall be accompanied by certified signatures of such persons authorized to give Written Instructions. Any such resolution shall constitute conclusive evidence of the authority of the signatories designated therein to act. Such resolution shall be considered in full force and effect with the Escrow Agent fully protected in acting in reliance thereon unless and until it receives written notice from the Manager or the Fund to the contrary.

                  The Escrow Agent may rely upon and shall be protected for any action or omission it takes pursuant to Written Instructions if it, in good faith, believes such Written Instructions to be genuine. Unless otherwise provided in this Agreement, the Escrow Agent shall act only upon Written Instructions and any other relevant information in the possession of the Administrator or the Custodian (and, for the

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                  avoidance of doubt, the Escrow Agent shall for purposes of this Agreement be deemed to be in receipt of any and all instructions, notices and other information provided from time to time by the Manager or the Fund to the Administrator or the Custodian.) The Escrow Agent shall be entitled to assume that any Written Instruction received hereunder is not in any way inconsistent with the provisions of the LLC Agreement or this Agreement or of any vote, resolution or proceeding of the Fund's members, unless and until the Escrow Agent receives Written Instructions to the contrary.

         (c) The Escrow Agent shall be obligated to exercise care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. The Escrow Agent shall be liable for any damages arising out of its failure to perform its duties under this Agreement to the extent such damages arise out of its willful misfeasance, fraud, bad faith, negligence or reckless disregard of such duties. Each party to this Agreement shall have a duty to mitigate damages for which the other parties may become responsible.

         (d) Notwithstanding anything in this Agreement to the contrary, neither the Escrow Agent nor its affiliates shall be liable to the Fund or the Manager for any consequential, special or indirect losses or damages which the Fund may incur or suffer by or as a consequence of the Escrow Agent's or its affiliates' performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by the Escrow Agent or its affiliates.

         (e) Without limiting the generality of the foregoing or of any other provision of this

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                  Agreement, the Escrow Agent shall not be liable for losses beyond its control, provided it has acted in accordance with
                  Section 2(c) above; and the Escrow Agent shall not be liable for delays or errors or loss of data occurring by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply. For the avoidance of doubt, no provision of this Agreement shall be construed as limiting in any way any liability which the Administrator may have to any person pursuant to the Administration Agreement.

         (f) The Fund agrees to indemnify the Escrow Agent and hold it harmless from and against any tax, charge, loss, liability, expense (including reasonable attorneys fees and expenses), claim or demand arising directly or indirectly from any action or omission to act which the Escrow Agent takes (i) at the request or on the direction of or in reliance on the advice of the Fund or (ii) upon Written Instructions; provided, however, that neither the Escrow Agent, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of the Escrow Agent's or its affiliates own willful misfeasance, fraud, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement. The Fund shall indemnify and hold harmless the Escrow Agent against and in respect of any liability for taxes and for any penalties or interest in respect of taxes attributable to income from the investment of funds held in escrow by the Escrow Agent pursuant to this Agreement to the extent such income is paid to the Fund. Notwithstanding anything in this

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                  Agreement to the contrary, the Fund shall not be liable to the
                  Escrow Agent for any consequential, special or indirect losses or damages which the Escrow Agent may incur or suffer, whether or not the likelihood of such losses or damages was known by the Fund. These indemnities shall survive the resignation of the Escrow Agent or the termination of this Agreement.

         (g) The Escrow Agent shall have no duties except those specifically set forth in this Agreement.

         (h) The Escrow Agent shall have the right at any time it deems appropriate (but only after providing written notice to the Fund and the Manager of its intention to do so) to seek an adjudication in a court of competent jurisdiction as to the respective rights of the parties hereto and shall not be held liable by any party for the consequences of any delay occasioned by such resort to court.

         (i) The Escrow Agent shall notify promptly the Manager of any discrepancy between the amounts set forth on any remittance advice received by Escrow Agent and the sums delivered to it therewith.

3. DEFINITIONS. Except as specifically set forth herein, the terms used in this Agreement shall have the same meaning as set forth in the Administration Agreement.

4. DEPOSIT OF ESCROW FUND. The Escrow Agent shall establish an account in the name of J.P. Morgan Multi-Strategy Fund, L.L.C. Escrow Account for the Benefit of Investors (the "Subscription Account") and an account in the name of J.P. Morgan Multi-Strategy Fund, L.L.C. Repurchase Account (the "Repurchase Account") and together with the Subscription Account, the "Accounts"). Potential Investors will deposit monies in the Subscription Account by wire transfer pursuant to instructions provided to them by the

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         Fund. The Escrow Agent shall not deposit in the Subscription Account any money remitted by Potential Investors otherwise than by wire transfer unless it receives Written Instructions to do so. Balances on deposit in the Subscription Account will earn interest at prevailing market rates pursuant to arrangements approved by the Fund.

5. STATEMENTS. During the term of this Agreement, the Escrow Agent shall provide the Fund and the Administrator with (a) monthly statements containing the beginning balance in each Account as well as all principal and income transactions for the statement period and (b) a daily summary of amounts deposited and the status of available funds. The Administrator shall be responsible for reconciling such statements. The Manager acknowledges that it will periodically perform an audit-style spot check of information contained in the statements and will promptly bring to the Escrow Agent's attention any discrepancies or errors which it detects.

6. DISTRIBUTIONS AND CLOSINGS. Upon Written Instructions, at each closing of each offering of interests in the Fund, the Escrow Agent will wire balances on deposit in the Subscription Account to the account designated by or on behalf of the Fund. Such Written Instructions shall be sent to the Escrow Agent no later than 2:00 p.m. on the date the Escrow Agent is to wire such amount. In the event that a Potential Investor who has escrow funds in the Subscription Account is not admitted into the Fund, upon Written Instructions, the Escrow Agent shall promptly issue refunds to the Potential Investor in the amount of the principal balance together with accrued interest (if any). Such refunds shall be made by wire transfer.

7. INTEREST ON SUBSCRIPTION ACCOUNT. All interest earned on the escrow funds deposited in the Subscription Account hereunder shall be added to and held in the Subscription

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         Account. The Escrow Agent will prepare and send notifications on Form
         1099 for each calendar year.

8. REPURCHASES. The Fund from time to time may wire balances to the Repurchase Account in connection with periodic repurchases of interests by the Fund from its members. Upon Written Instructions, the Escrow Agent shall issue promptly repurchase payments from the Repurchase Account by wire transfer to the repurchasing member. Upon Written Instructions, the Escrow Agent will withhold specified amounts from repurchasing members and pay such amounts to the Fund or as otherwise directed in such Written Instructions. Any interest earned on the balances in the Repurchase Account from time to time will be for the account of the Fund and, to the extent not used to pay repurchase proceeds to members of the Fund, will be paid to the Fund.

9. TAX IDENTIFICATION NUMBER. All deposits to the Accounts shall be subject to the Escrow Agent's receipt of a valid tax identification number for the Fund, Manager or Potential Investor, as applicable. The Escrow Agent shall be deemed to have received any such tax identification number which has been provided to the Administrator.

10. COMPENSATION. Account transaction charges, as may be mutually agreed to in writing by the Fund and Escrow Agent, will be billed to the Fund as an out-of-pocket expense.

11. AMENDMENT. This Agreement may not be amended or supplemented, and no provision hereof may be modified or waived, except by an instrument in writing, signed by all of the parties hereto.

12. TERMINATION. This Agreement shall continue until terminated by either party on 90 days' prior written notice; provided that the Escrow Agent shall not be permitted to terminate this Agreement without the prior written consent of the Fund except in conjunction with a

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         termination of the Administration Agreement. Upon the termination of this Agreement and upon the delivery of the balance of the Accounts to a successor escrow agent or such other person as may be designated by Written Instructions, the Escrow Agent shall be released and discharged of any and all further obligations hereunder.

         If no successor Escrow Agent has been designated pursuant to Written Instructions to receive the balance of the Accounts at the expiration of the 90-day period, the Escrow Agent shall have no further obligation hereunder except to hold the escrow funds as a depositary. Upon written notification by the Fund of the appointment of the successor Escrow Agent, the Escrow Agent shall promptly deliver the balance of the Accounts to such successor, and the duties of the resigning Escrow Agent shall thereupon in all respects terminate, and it shall be released and discharged of any and all further obligations hereunder.

13. EXECUTION. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

14.      MISCELLANEOUS.

         (a) All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind and inure to the benefit of such parties and their respective heirs, administrators, legal representatives, successors and assigns, as the case may be.

         (b) The headings in this Agreement are for convenience of reference only and shall neither be considered as part of this Agreement, nor limit or otherwise affect the meaning thereof.

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         (c)      This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Delaware. The parties hereto irrevocably submit to the non-exclusive jurisdiction of the courts of the State of New York and Delaware.

         (d) Each of the parties represents and warrants that it is duly organized and validly existing under the laws of its own jurisdiction with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder. In addition each of the parties represents and warrants that this Agreement has been duly and validly authorized, executed and delivered by it, constitutes a valid and legally binding obligation on it enforceable in accordance with its terms and no statute, regulation, rule, order, judgement or contract binding on it prohibits its execution or performance of this Agreement.

15.      NOTICES.

         (a) Any notice, consent, instruction or other instrument or communication required or permitted to be given hereunder by a party may be delivered in person, sent by courier service or certified or registered post, postage-prepaid, faxed or transmitted via e-mail to the address of the other parties set forth below or such other address as may be notified in writing to the other parties, and shall be deemed to have been properly delivered or given hereunder and shall be effective on (i) the date of delivery if delivered in person or sent by Federal Express or other recognized courier who obtains a signature acknowledging receipt; (ii) the date of transmission, if faxed or transmitted via e-mail, provided that receipt of a facsimile or e-mail is verified by telephone (and failing such verification, only

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                  upon actual receipt); or (iii) five days after the same has been tendered for delivery by the post if sent by certified or registered post, postage prepaid.

         (b)      Notices to the Fund shall be sent to:

                  J.P. MORGAN MULTI-STRATEGY FUND, L.L.C.
                  c/o J.P. Morgan Alternative Asset Management, Inc.
                  Attn: Lisa T. Vicital, Chief Administrative Officer 522 Fifth Avenue, 10th Floor
                  New York, NY 10036, U.S.A.
                  Fax: 917-464-9008
                  E-mail: Lisa.Vicital@jpmorgan.com

                  With a copy, in the case of any notice from the Manager, to the Escrow Agent at the address set forth below in subsection
                  (c)

         (c)      Notices to the Escrow Agent shall be sent to:
                  PFPC Inc.
                  Attn: John F. Fulgoney
                  301 Bellevue Parkway
                  Wilmington, DE  19809
                  Fax: 302-791-2461
                  E-mail: john.fulgoney@pfpc.com

         (d)      Notices to the Manager shall be sent to:

                  J.P. MORGAN ALTERNATIVE ASSET MANAGEMENT, INC.
                  Attn: Lisa T. Vicital, Chief Administrative Officer 522 Fifth Avenue, 10th Floor
                  New York, NY 10036, U.S.A.
                  Fax: 917-464-9008
                  E-mail: Lisa.Vicital@jpmorgan.com

16. PARTIAL INVALIDITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

17. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the

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         subject matter hereof; provided that, the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and instructions.

18. ASSIGNMENT. This Agreement may not be assigned by any party to this Agreement without the written consent of the other parties to this Agreement except that the Escrow Agent may assign its rights to any majority-owned direct or indirect subsidiary of the Escrow Agent or of The PNC Financial Services Group, Inc., provided that the Escrow Agent gives the Fund 30 days prior written notice of such assignment.

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         IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

J.P. MORGAN MULTI-STRATEGY FUND, L.L.C.

By: Ehrlich Associates, L.L.C., its Managing Member

By: /s/ Dr. Harold B. Ehrlich
    --------------------------------------------------
Name: Dr. Harold B. Ehrlich
Title: Chairman and Sole Member

J.P. MORGAN ALTERNATIVE ASSET MANAGEMENT, INC.

By: /s/ Joel Katzman
    --------------------------------------------------
Name: Joel Katzman
Title: President and Chief Executive Officer

PFPC INC.

By: /s/ Neal Andrews
    --------------------------------------------------
Name: Neal Andrews
Title: Senior Vice President

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